EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE:
February 11, 2004

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

MEDIA CONTACTS:
George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com

Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

Tellabs board names Krish Prabhu chief executive officer, president and director; founder Michael J. Birck remains chairman

Naperville, Ill. — The Tellabs board of directors today appointed Tellabs’ new chief executive officer (CEO) and president, Krish Prabhu, 49, a seasoned executive whose 24 years of telecom experience includes roles as chief operating officer of Alcatel Telecom and CEO of Alcatel USA. Prabhu was most recently a partner at Morgenthaler Ventures, a communications and information technology focused venture capital firm. Prabhu also joins Tellabs’ board of directors and will be included in the election slate for Tellabs’ 2004 annual stockholder meeting. Michael J. Birck, a company founder, a board member throughout the company’s 29-year-history and CEO for 27 years, continues as chairman of the board. Both appointments are effective Feb. 12.

“Krish Prabhu is the right leader to guide Tellabs forward, balancing a clear vision of the industry’s future with the real-world ability to get the right things done,” Birck said. “He brings the technical depth, international breadth, customer relationships and leadership experience that Tellabs needs to achieve and sustain profitable growth.”

“Now is a time of many opportunities in telecom, and I look forward to working with Tellabs employees and customers to build a bright future together,” Prabhu said. “Tellabs’ strategies for profitable growth, solid financial foundation, market-leading products and strong customer relationships are key ingredients in creating value for our stockholders and customers.”

Prabhu began his telecommunications career in 1980 with AT&T’s Bell Laboratories as a member of the technical staff. In 1984, he joined Rockwell International’s Network Transmission Division, where he served in various positions in research and development as well as management. After Rockwell’s Network Transmission Division was acquired by Alcatel in 1991, Prabhu became vice president of business development and chief technical officer at Alcatel Network Systems, a role in which he oversaw research, product development and business development. He served as president of Alcatel Broadband Products for Alcatel Europe in 1995, until being promoted to CEO of Alcatel USA in 1997. In 1999, he was named chief operating officer of Alcatel Telecom. In 2001, Prabhu became a venture partner in Morgenthaler Ventures, a venture capital firm based in Menlo Park, Calif., and Cleveland, Ohio. [Editor’s note: a full biography is available at www.tellabs.com/about/bios/kaprabhu.pdf; photo at www.tellabs.com/about/bios/kaprabhu.zip.]

The Tellabs board unanimously backs Prabhu’s appointment. A subcommittee of independent Tellabs directors, led by William F. Souders, conducted the CEO search process, assisted by recruitment firm Spencer Stuart. The search was originally announced Nov. 5.

Simultaneous Webcast and Teleconference Replay—Tellabs will host an investor teleconference at 8:00 a.m. Central time today to introduce its new CEO; to participate, dial 212-676-5272. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central time today, until 9:30 a.m. Central time on Saturday, February 14, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21185514.

Tellabs (NASDAQ: TLAB) delivers to leading telecommunications service providers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support our solutions in telecom networks in more than 100 countries. More than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Our product portfolio provides solutions in next-generation optical networking, managed access, carrier-class data, voice quality enhancement and cable telephony. For details, see www.tellabs.com.

Forward-Looking Statements—This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs, the Tellabs logo and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or one of its affiliates in the United States and/or other countries.